Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 1, 2021 (the "Effective Date") by and between Nocimed Inc. a Delaware corporation (the "Company") and John Lorbiecki ("Executive").

RECITALS

A.            The Company considers it essential to its best interests to procure the employment of Executive by the Company from and after the date hereof.

B.             Executive agrees to such employment on the terms hereinafter set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.              Definitions. For purposes of this Agreement only (unless specified to the contrary), the following terms shall have the meanings set forth below:

"Affiliate" means. with respect to any individual or entity, (i) such individual's spouse and lineal relations (whether natural or adopted) and any trust formed and maintained solely for the benefit of such individual or such individual's spouse or lineal relations and (ii) any person or entity controlling, controlled by or under common control with such individual or entity, whether by ownership of voting securities, by contract or otherwise.

"Cause" means any of the following:

(i)             Executive's willful and continued failure substantially to perform Executive's duties in accordance with the Company's bylaws and written policies, and as directed by the Company Board; provided, however, that "Cause" shall not be present under this clause unless (1) the Company shall have given Executive written notice specifying in reasonable detail the event or circumstances constituting Cause under this clause, and (2) Executive fails to cure such event or circumstances within thirty (30) days after such notice;

(ii)            Executive's material and willful breach of this Agreement, the Company's Operating Agreement, the Proprietary Information Agreement or any confidentiality or proprietary rights provisions contained herein or in separate agreements among Executive and the Company; provided, however, that "Cause" shall not be present under this clause unless (1) the Company shall have given Executive written notice specifying in reasonable detail the event or circumstances constituting Cause under this clause, and (2) Executive fails to cure such event or circumstances within thirty (30) days after such notice;

(iii)           Executive's gross negligence or willful misconduct with respect to the Company, including but not limited to dishonesty in the performance of Executive's duties hereunder or conversion, misappropriation or embezzlement by Executive of any monies or property of the Company; or

(iv)           the institution of formal legal charges for, or conviction of Executive of fraud, embezzlement, any other offense involving dishonesty or constituting a breach of trust, or any felony (or any crime in any jurisdiction other than the United States or any state thereof in which the Company does business which would constitute such a felony under the laws of the United States or any state thereof).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Board" means the board of directors of the Company.

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"Disability" means physical or mental incapacity resulting in Executive being unable to perform Executive's duties for any consecutive 90-day period, or for any 180 clays during any consecutive 12-month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician as appointed by the Company and Executive (or Executive's representative). The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

"Good Reason" means:

(i)             Any material failure by the Company to comply with any of the provisions of this Agreement or any other agreement between Executive and the Company pursuant to which Executive provides services, other than an isolated, insubstantial or other failure which can be remedied and is remedied by the Company within 30 days after the Company's receipt of written notice thereof from Executive;

(ii)            Executive is assigned duties and responsibilities that represent a material diminution of the duties and responsibilities of the Position, other than such assignments made with Executive's written consent;

(iii)            Executive's Base Salary, as it may be increased from time to time, is decreased materially by the Company on a basis not shared in common with all other senior executive officers of the Company as a group; or

(iv)           Executive's principal place of employment is moved more than forty (40) miles from Executive's current principal place of employment without Executive's consent.

"Good Reason" shall not be present unless (1) Executive shall have given the Company written notice specifying in reasonable detail the event or circumstances constituting Good Reason within 30 days of the occurrence of such event or circumstances, (2) the Company fails to cure such event or circumstances within thirty (30) days from the date of such notice from Executive and (3) Executive terminates Executive's employment within sixty (60) days of the end of the cure period. For purposes of clarification, if the Company cures an incidence of Good Reason and a subsequent or separate incidence of Good Reason occurs, Executive must comply with all conditions set forth herein for such separate or subsequent event.

2.              Term of Employment. Subject to the provisions of Sections 5.1 through Section 5.3, inclusive, Executive shall be employed by the Company for a period commencing on Executive's first day of employment (the "Start Date"), which is expected to be on October 1, 2021, and ending on the termination or resignation of Executive (the "Employment Term"). Executive's employment is "at will" and can be terminated by the Company or Executive at any time and for any reason, and nothing in this Agreement shall be construed as an agreement or commitment of employment for any period of time. Upon termination of Executive's employment with the Company for any reason, the Company's obligation to make payments hereunder shall cease, except that the Company shall be required to make the payments set forth in Section 5 herein.

3.              Position.

(a)            During the Employment Term, Executive shall be elected to and shall serve as Chief Financial Officer (the "Position") and in the performance of such duties shall report directly to the Company's Chief Executive Officer. Subject to applicable law and the overall policy directives of the Company Board, Executive shall have all executive powers and authority which are necessary to enable Executive to discharge Executive's duties while serving in the Position and which are commonly incident to such Position consistent with similar companies of a similar size. Executive shall perform all duties reasonably required by the Company, and if requested by the Company, shall serve as an officer or director of the Company or any wholly-owned subsidiary.

(b)            During the Employment Term, Executive shall in good faith perform the duties set forth in this Section 3 and shall devote substantially all of Executive's working time and efforts to the performance of such duties; provided, however, that Executive may devote time to personal and family investments, industry related groups and board positions, not for profit boards and other activities to the extent that such activities do not materially conflict with the discharge of Executive's duties hereunder. The existence of any such material conflict shall be determined in good faith by the CEO and Company Board.

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4.              Compensation.

4.1.          Base Salary. The Company shall pay Executive an annual base salary (the "Base Salary") at the initial gross annual rate of $225,000, payable in regular installments in accordance with the Company's usual payment practices but not less frequently than semi -monthly during the Employment Term. The Company Board, or a compensation committee appointed by the Company Board, shall annually review the Base Salary and determine changes in the Base Salary.

4.2.           Bonus. With respect to each fiscal year, all or part of which is contained in the Employment Term (including the current fiscal year), Executive shall be eligible to receive, in addition to Executive's Base Salary, a cash or stock equivalent bonus (the "Bonus") of up to 50% of the Base Salary ("Target Amount") for services rendered during such fiscal year. For each fiscal year during the Employment Term, the Bonus will be based upon yearly or quarterly performance criteria (both personal and for the Company), which will be determined by the Company Board and will be communicated to Executive in writing within sixty (60) days following the start of the applicable fiscal year. The Bonus in all future years will be paid no later than the date that is ninety (90) days following the end of the fiscal year. Executive must continue to be employed by the Company on the payment date in order to be entitled to receive the Bonus.

4.3            Equity. The Board has approved an equity grant for Executive to receive and/or purchase shares of Common Stock that approximates 1% of the fully diluted shares after the pre-IPO reverse split and immediately prior to the WO on the date of grant (the "Equity Award") pursuant to the Company's Equity Incentive Plan (the "Plan"). The Equity Award will be in an applicable award type as available in the Plan and shall vest monthly over four (4) years. In addition, the Equity Award will provide that upon a Change of Control (as defined in the Plan), any shares subject to the Equity Award that are not vested as of the date of termination will become fully vested on such date. The Company Board will continue to evaluate the equity position for the Executive in which additional future grants may be awarded as deemed appropriate and subject to the Board approval.

4.4            Benefits.

(a)             Incentive Benefits. Executive will be entitled to participate in the Company's compensation, incentive and benefit plans and arrangements currently available or which may be made available to senior executives in the future, as amended from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements on the same terms as such benefits are provided to other senior executives of the Company. The Company, in its discretion, reserves the right to amend or terminate such benefits at any time.

(b)            Welfare Benefits. The Company shall also provide to Executive all vacation, health, major medical, hospitalization, life insurance and disability insurance on the same terms as such benefits are provided to other senior executive officers of the Company. The Company, in its discretion, reserves the right to amend or terminate such benefits at any time.

4.5            Business Expenses and Perquisites. The Company shall promptly reimburse Executive for all out-of-pocket expenses paid by Executive in connection with the performance of Executive's duties hereunder pursuant to the Company's policy for travel and expense reimbursement. In addition, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4.6            Place of Employment. The principal place of employment of Executive shall be within the Denver Metropolitan Area, or such other location as is consented to by Executive in writing. It is understood, however, and agreed that Executive may be required, in connection with the performance of Executive's duties, to work from time to time at other locations designated by the Company Board or as required in connection with the business of the Company. When required to travel to and/or spend time at such other locations, Executive's reasonable traveling and temporary living expenses shall be reimbursed by the Company, upon submittal of vouchers in accordance with Section 4.5.

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5.              Termination. Executive's employment may be terminated by either party at any time. In the event of any such termination, the rights of the parties will be determined as set forth in this Section 5. Executive acknowledges and agrees that any valid written notice of termination by Executive delivered in accordance with the terms of this Agreement shall operate as a resignation by Executive from the Position.

5.1.           Termination For Cause by the Company. If Executive's employment is terminated by the Company for Cause or due to Executive's death or Disability, (a) Executive shall be entitled to receive Executive's Base Salary and unpaid accrued vacation through the date of termination, (b) the Company shall reimburse Executive in accordance with Section 4.5 for expenses Executive has incurred in the pursuit of Executive's duties under this Agreement prior to the date of termination, and (c) Executive shall not be entitled to receive any benefits from and after the date of termination, unless otherwise required by applicable law.

5.2.            Termination of Employment Without Cause by the Company/Termination of Employment for Good Reason by Executive.

(a)            If Executive's employment is terminated by the Company without Cause, the Company shall provide Executive with thirty (30) days' written notice of termination setting forth the circumstances surrounding the termination (if any). In the event of such termination, the Company shall, subject to subsection (c) below, pay Executive:

(i)             Base Salary earned through the date of termination;

(ii)            Base Salary for a period of twelve (12) months following the termination, to be paid on the Company's regularly scheduled payroll dates commencing within the first regular payroll date to occur following Executive's delivery of an effective release of claims as described in Section 5.2(c) below (the date such release is effective is the ("Release Effective Date"); provided, however, that any payments that would have otherwise been made prior to the Release Effective Date but for the fact that a release had not yet been delivered, shall accrue and be paid in the first payroll date that follows such Release Effective Date, with subsequent payments occurring on each subsequent Company payroll date (the "Severance Payments");

(iii)           if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any similar state health insurance continuation program ("COBRA"), Company shall reimburse Executive for the monthly COBRA premium paid by Executive. Such reimbursement shall be paid to Executive on the fifth (5) day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the nine (9) month anniversary of the termination date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if Company's making payments under this Section would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section in a manner as is necessary to comply with the ACA;

(iv)          reimbursement for expenses incurred but not yet reimbursed by the Company in the pursuit of Executive's duties prior to the date of termination in accordance with Section 4.5 of this Agreement to be paid within thirty (30) days of such termination;

(v)            any Bonus earned for a completed fiscal year but not yet paid to be paid within the earlier of (A) thirty (30) days of such termination and (B) the date that is ninety (90) days following the end of the fiscal year during which the Bonus is earned;

(vi)           any other compensation and benefits to which Executive may be entitled under applicable plans, programs and agreements of the Company to be paid, if applicable, within thirty (30) days of such termination or earlier if required by applicable law; and

(vii)          unpaid vacation earned or accrued through Executive's date of termination to be paid within thirty (30) days of such termination, or earlier if required by applicable law.

(b)           If Executive resigns for Good Reason, such resignation shall be treated for all purposes of this Agreement as a termination of Executive's employment without Cause.

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(c)            Any payment by the Company pursuant to this Section 5.2 is, to the extent permissible under applicable law, conditioned upon the execution and effectiveness (including the execution of any non-revocation period) of a general release of claims, in a form reasonably satisfactory to the Company in its discretion, which is to be provided to Executive no later than the date of Executive's termination of employment with the Company, of the Company, its Affiliates and any related parties signed by Executive. Such release shall be fully effective no later than sixty (60) days following termination or Executive shall forfeit the Severance Payments under this Section 5.2.

5.3.           Resignation Without Good Reason. if Executive resigns Executive's employment with the Company for any reason (other than Good Reason as provided in Section 5.2 hereof), Executive shall be entitled to the same payments Executive would have received if Executive's employment had been terminated by the Company for Cause.

5.4.           No Mitigation or Offset. In the event of any termination of Executive's employment under this Agreement, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

5.5.           Nature of Payments. Any amounts due Executive under this Agreement in the event of any termination of Executive's employment with the Company are in the nature of severance payments, or liquidated damages which contemplate both direct damages and consequential damages that may be suffered as a result of the termination of Executive's employment, or both, and are not in the nature of a penalty.

5.6.           Notice of Termination. Any purported termination of employment by the Company or resignation by Executive shall be communicated by written notice to the other party hereto.

6.              Non-Competition: Non-Solicitation; Non-Disparagement

6.1.          Non-Competition. Executive acknowledges that during Executive's employment Executive will have access to and knowledge of the Company's proprietary information and trade secrets and Executive's Position is an executive level position in the Company. To protect the Company's proprietary information and trade secrets during Executive's employment with the Company whether full-time or part-time and for a period of twelve (12) months after the termination date of Executive's employment with the Company (the "Non-Competition Period"), Executive will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock Executive presently owns will not constitute a violation of this provision. Executive agrees and acknowledges that the time limitation on the restrictions in this Section 6, combined with the geographic scope, is reasonable. Executive also acknowledges and agrees that this Section 6 is reasonably necessary for the protection of the Company's proprietary information and trade, that through employment Executive will receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company's business value which will be imparted to Executive. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. As used herein, the terms: (a) "Restricted Business" means any material line of business conducted by the Company during Executive's employment with the Company and (b) "Restricted Territory" means any state, county, or locality in the United States in which the Company conducts business as of the date of termination and any other country, city, state, jurisdiction, or territory in which the Company does business as of the date of termination.

6.2.           Non-Solicitation & Non-Interference. During the Non-Competition Period, Executive will not (a) directly or indirectly induce any individual known to Executive to be an employee, independent contractor or consultant of the Company to terminate or negatively alter his or her relationship with the Company or hire or assist any subsequent employer or Affiliated to hire any such person (b) solicit the business of any individual or entity known to Executive to be a client or customer of the Company (other than on behalf of the Company) in any manner that is competitive with the Company or (c) induce any individual or entity known to Executive to be a supplier, content provider, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

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6.3.          Non-Disparagement. Executive and the Company and its Affiliates agree not to disparage the other in any manner likely to be harmful to them or their business or personal reputation. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any party from (a) making truthful statements or disclosures required by applicable law, regulation or legal process; (b) requesting or receiving confidential legal advice; (c) engaging in communications protected under Section 7 of the National Labor Relations Act; (d) responding to inquiries of a prospective employer, or (e) participating in any investigation by the federal Equal Employment Opportunity Commission, the Department of Labor, or any other federal, state or local agency.

7.             Proprietary Information. Executive will be required as a condition of employment to sign and abide by the Company's Employee Proprietary Information and Inventions Agreement (the "Proprietary Information Agreement"), a form of which is attached hereto as Exhibit A. Nothing in the Proprietary Information Agreement shall limit or otherwise circumscribe any confidentiality agreement Executive may have previously entered into with the Company. To the extent there are any conflicts between the terms of this Agreement and those set forth in the Proprietary Information Agreement, the terms of this Agreement shall prevail and control.

8.             Non-Compliance. Subject to the following sentence, but notwithstanding any other provision of this Agreement to the contrary (specifically including the provisions of Section 5), if Executive breaches Section 6 or materially breaches the Proprietary Information Agreement while employed by the Company, the Company may terminate the employment of Executive for Cause, and, whether or not Executive is employed by the Company, from and after any such breach by Executive, the Company shall cease to have any obligations to make payments to Executive under this Agreement. The Company shall give Executive written notice of an event or circumstances constituting a breach of Section 6 or the Proprietary Information Agreement and, if Executive establishes the inadvertence of such breach to the reasonable satisfaction of the Company, Executive shall have 30 days from the date of receipt of such notice to cure such event or circumstances, if curable.

9.              Specific Performance. Executive acknowledges and agrees that the Company's remedies at law fora breach of any of the provisions of Section 6 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10.           Enforceability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 6 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that the any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.           Key Man Insurance. The Company may, at its sole cost and expense, secure a policy of Key Man life insurance on the life of Executive, with death benefits payable to the Company. Executive shall have no right, title or interest in or to such insurance. Executive shall cooperate with the Company in procuring such insurance by submitting to reasonable examinations and signing such applications or other instruments as may be required by the insurance carriers with respect to such insurance.

12.           Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive's employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement. Notwithstanding the foregoing to the contrary in this Section, the Company shall not be required to indemnify Executive or hold Executive harmless for any gross negligence or intentional misconduct by Executive.

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13.           Miscellaneous.

13.1. Taxes. Executive agrees to be responsible for the payment of any taxes due on any and all compensation or benefit provided by the Company pursuant to this Agreement. Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation or benefit provided by the Company pursuant to this Agreement. Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement. Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable required withholding and payroll taxes and other deductions required by law. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive's tax liabilities, and Executive will not make any claim against the Company or the Company Board related to tax liabilities arising from Executive's compensation. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a "separation from service" as defined in Section 409A of the Code and the regulations thereunder. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Executive's termination of employment constitute deferred compensation subject to Section 409A of the Code, and Executive is deemed at the time of such termination of employment to be a "specified employee" under Section 409A of the Code, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Executive's separation from service from the Company or (ii) the date of Executive's death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive including, without limitation, the additional tax for which Executive would otherwise be liable under Section 409A of the Code in the absence of such a deferral. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

13.2.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving any effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

13.3.        Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO EACH WAIVE TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

13.4.        Entire Agreement: Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

13.5.        No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.6.        Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

13.7.         Assignment.

(a)             Absent the prior written consent of the Company, this Agreement shall not be assignable by Executive, except that Executive may assign payments due hereunder to a trust established for the benefit of Executive's family or to Executive's estate or to any partnership or trust entered into by Executive and/or Executive's immediate family members (meaning, Executive's spouse, lineal descendants, parents and siblings).

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(b)             Absent the prior written consent of Executive, this Agreement shall not be assignable by the Company, except that the Company may assign this Agreement (i) in connection with a sale of substantially all of the assets of the Company or (ii) to an Affiliate.

13.8.         Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of Executive and successors and assigns of the Company.

13.9.          Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given to the respective addresses set forth on the execution page of this Agreement, provided that:

(a)            all notices to the Company shall be directed to the attention of Nocimed, Inc., 951 Mariners Island Blvd, San Mateo, CA 94404, Attn: Jeffrey Thramann, with a copy to James Carroll, Carroll Legal LLC, 233 McKinley Park Lane, Louisville, CO 80027.

(b)            all notices to Executive shall be directed to John Lorbiecki, 238 Cheyenne Drive (Lafayette, Colorado 80026, or to such other address as either party may have furnished to the other in writing in accordance herewith. Each such notice or other communication shall be effective (i) if given by prepaid overnight courier, upon receipt, (ii) if given by United States mail, postage prepaid, return receipt requested, the later of actual receipt or three business days after deposit with the United States postal service, or (iii) upon confirmed receipt of email; provided that notice of change of address shall be effective only upon receipt.

13.10.        Withhold Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.11.        Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY: Nocimed, Inc. By: /s/ David K. Neal David K. Neal Chairman of the Board EXECUTIVE: /s/ John Lorbiecki John Lorbiecki Chief Financial Officer

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EXHIBIT A

Nocimed Inc.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by NOCIMED INC. (the (“Company"), and the compensation now and hereafter paid to me, 1 hereby agree as follows:

1.	NONDISCLOSURE.

1.1       Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter. I will hold in strictest confidence and will not disclose, use. lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Proprietary Information and/or disparages the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement is intended to prohibit me from discussing with other employees, or with third parties who are not competitors of the Company, my wages. hours, and other terms and conditions of employment.

1.2       Proprietary Information. The term "Proprietary Information" means any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, materials, concepts, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding research, development, products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the existence of any business discussions, negotiations or agreements between the Company and any third party; and (c) information regarding the skills and compensation of the Company's employees, contractors or other service providers.

1.3       Third Party Information. I understand that the Company has received and, in the future, will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4       No Improper Use of Information of Prior Employers and Others. During my employment by the Company 1 will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality. and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.       ASSIGNMENT OF INVENTIONS.

2.1       Proprietary Rights. The term "Proprietary Rights" means all trade secret, patent, copyright, mask work, moral rights and other intellectual property rights throughout the world.

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2.2       Previous Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions relevant to the subject matter of my employment by Company that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that 1 wish to have excluded from the scope of this Agreement (collectively referred to as "Previous Inventions"). If disclosure of any such Previous Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Previous Inventions in Exhibit A but am only to disclose a cursory name for each such Previous Invention, a listing of the party or parties to whom it belongs and the fact that full disclosure as to such Previous Inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Previous Inventions. If, in the course of my employment with the Company, I incorporate a Previous Invention into a Company product, process or machine, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual. worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, reproduce, make derivative works of, distribute, publicly perform, publicly display, import and sell such Previous Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Previous Inventions in any Company Inventions without the Company's prior written consent. Unless otherwise directed or requested by the Company, I will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under any open source license without the Company's prior written consent, including any open source license that would require the Company to make any public disclosure or general availability of source code owned, developed or distributed by the Company.

2.3       Assignment of Inventions. Subject to Sections 2.4 and 2.6. I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions." 1 hereby forever waive and agree not to assert any and all Proprietary Rights I may have in or with respect to a Company Invention.

2.4        Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy ("Specific Inventions Law"), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company's equipment, supplies. facilities, or trade secrets and neither related to the Company's actual or anticipated business, research or development, nor resulted or was derived from work performed by me directly or indirectly for the Company.

2.5       Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment with the Company. I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf or in which I am named as an inventor or co-inventor within one ( I ) year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6       Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7       Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8        Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

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2.9       Further Assurances. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 2 with the same legal force and effect as if executed by me. I hereby waive, assign and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.10     Presumption of Ownership. Due to the difficulty of establishing when an Invention is first conceived or developed, whether it results from access to the Company's actual or anticipated business or research or development, or whether it is a direct or indirect result or derivation of any work I perform for the Company, I hereby acknowledge and agree that ownership of all Inventions conceived. developed, suggested or reduced to practice by me. alone or jointly with others during my employment shall be presumed to belong to the Company and I shall have the burden of proof to prove otherwise.

3.           RECORDS. Unless otherwise directed or requested by the Company, I will keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.

4.            No CONFLICTS OR SOLICITATION. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. To protect the Company's Proprietary Information, during the period of my employment by the Company. I will not, without the Company's express written consent, engage in any other employment or business activity which is competitive with the Company, or would otherwise conflict with my obligations to the Company. For the period of my employment by the Company and continuing until one (I) year after my last day of employment with the Company, I will not (a) directly or indirectly induce any employee, independent contractor or consultant of the Company to terminate or negatively alter his or her relationship with the Company (b) solicit the business of any client or customer of the Company (other than on behalf of the Company) in any manner that is competitive with the Company or (c) induce any supplier, content provider, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5.             No CONFLICTING OBLIGATION; COVENANT NOT TO COMPETE.

5.1       No Conflicting Obligations. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any non-compete agreement or any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I will not enter into, any agreement either written or oral in conflict with this Agreement.

5.2       Covenant Not to Compete. I acknowledge that during my employment I will have access to and knowledge of Company Proprietary Information. To protect Company's Proprietary Information, during my employment with the Company, whether full-time or part-time and for a period of one (1) year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant. proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own will not constitute a violation of this provision.

5.3       Reasonableness. I acknowledge and agree that the time limitation on the restrictions in this Section 5, combined with the geographic scope, is reasonable. I also acknowledge and agree that this Section 5 is reasonably necessary for the protection of Company's Proprietary Information as defined in Section 1.2 herein, that through my employment I will receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company's business value which will be imparted to me. If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5.4       Definitions. As used herein, the terms: (a) "Restricted Business" means any material line of the Company's business conducted by the Company during my employment with the Company and (b) "Restricted Territory" means any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

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6.            RETURN OF COMPANY DOCUMENTS. When 1 leave the employ of the Company or upon request by the Company during the course of my employment, I will deliver to the Company any and all property, equipment, drawings, notes. memoranda. specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of Company. I will not copy, delete or alter any information contained on my Company computer before return it to Company. I further agree that any property situated on Company's premises and owned by the Company, including computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7.            LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Company's Proprietary Information, the Company has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.            NOTICES. Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party may specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.            NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.          GENERAL PROVISIONS.

10.1      Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Colorado, without regard for its conflicts of law principles that would require application of the laws of a different state. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Denver, Colorado for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2       Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such holding will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein and with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

10.3      Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company. its successors, and its assigns.

10.4      Survival. The provisions of this Agreement will survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5     Employment. I acknowledge and agree that my relationship with the Company is "AT-WILL", and that both the Company and I may terminate my employment relationship at any time, with or without cause or advance notice. 1 further agree and understand that nothing in this Agreement will confer any right with respect to continuation of employment by the Company. nor will it interfere in any way with my right or the Company's right to terminate my employment at any time. with or without cause or advance notice.

10.6     Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

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10.7      Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement. will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

10.8      Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT MAY NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

10.9     Export. The export of technical data or products utilizing technical data to countries outside the United States could violate United States export laws or regulations. I will not export such data, directly or indirectly, unless I have specific authorization from the Company.

10.10    Reporting. I acknowledge that I am hereby notified in accordance with the Defend Trade Secrets Act of 2016 that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further I understand that if I file a lawsuit for retaliation by an employer for reporting a suspected violation of law, I may disclose the employer's trade secrets to my attorney and use the trade secret information in the court proceeding if I: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

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This agreement is effective as of the first day of my employment with the company, namely: October 1, 2021.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: 9.22.2021

/s/ John Lorbiecki

(signature)

John Lorbiecki

(Printed Name)

ACCEPTED AND AGREED TO:

NOCIMED, INC.

By: _________________

Title: ________________

Address: _____________

____________________

Dated: ________________

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EXHIBIT A

PREVIOUS INVENTIONS

TO:	Nocimed Inc.

FROM:	John Lorbiecki

DATE:	October 1, 2021

SUBJECT:	Previous Inventions

1.         Except as listed in Section 2 below, the following is a complete list of all Inventions relevant to the subject matter of my employment by Company that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Previous Inventions"):

☒	No inventions or improvements.

☐	See below

___________________________________ ___________________________________ ___________________________________

☐	Additional sheets attached.

2.         Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following parties:

Invention or Improvement Parties	Relationship

1.	___________________
2.	___________________
2.	___________________

☐	Additional sheets attached.

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